UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☑        Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
CHEMICAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)Title of each class of securities to which transaction applies:
_________________________________________________________________________________________________________
(2)Aggregate number of securities to which transaction applies:
_________________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________________________________________________________________________________
(4)Proposed maximum aggregate value of transaction:
_________________________________________________________________________________________________________
(5)Total fee paid:
_________________________________________________________________________________________________________
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
_________________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
_________________________________________________________________________________________________________

(3)	Filing Party:
_________________________________________________________________________________________________________

(4)	Date Filed:
_________________________________________________________________________________________________________

March 1, 2013

235 East Main Street
Midland, Michigan 48640
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 15, 2013

To Our Shareholders:
The 2013 annual meeting of shareholders of Chemical Financial Corporation will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 15, 2013, at 2:00 p.m. local time. At the meeting, we will consider and vote on:

1.	Election of 12 directors;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

3.	Advisory approval of executive compensation.
We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.
You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on February 15, 2013. The enclosed proxy statement and proxy are first being sent to our shareholders on approximately March 1, 2013. A copy of our annual report for the year ended December 31, 2012 is enclosed with this notice.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 15, 2013. Our proxy statement and annual report for the year ended December 31, 2012, which accompany this notice, are available for viewing, printing and downloading on the internet at www.edocumentview.com/chfc or in the “Investor Information” section of our website, www.chemicalbankmi.com, by clicking the 2013 Proxy Statement and 2012 Annual Report links, respectively. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission during the last five years from this section of our website.
We look forward to seeing you at the meeting.
By Order of the Board of Directors,
David B. Ramaker
Chairman, Chief Executive Officer and President
March 1, 2013

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

CHEMICAL FINANCIAL CORPORATION
PROXY STATEMENT
dated March 1, 2013
For the Annual Meeting of Shareholders
to be held April 15, 2013
Introduction
Use of Terms
In this proxy statement, “we,” “us,” “our,” the “Company,” the “Corporation” and “Chemical Financial” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.
Questions and Answers about the Proxy Materials and Our 2013 Annual Meeting

Q.	Why am I receiving these materials?

A .
Chemical Financial's board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2013 annual meeting of shareholders. The meeting will take place on Monday, April 15, 2013, at 2:00 p.m. local time, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q .	What proposals will be voted on at the annual meeting?

A.	The following proposals are scheduled to be voted on at the annual meeting:

•	Election of 12 directors (“Proposal 1”);

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013 (“Proposal 2”); and

•	Advisory approval of our executive compensation (“Proposal 3”).
In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A .
The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q .	When did the Company begin sending and delivering this proxy statement and the enclosed proxy to shareholders?

A .	We began sending and delivering this proxy statement and the enclosed proxy to our shareholders on approximately March 1, 2013.

Q .	How does the Company's Board of Directors recommend that I vote?

A .	Your board of directors recommends that you vote FOR approval of Proposals 1, 2 and 3.

Q .	Who may vote?

A .
You may vote at the annual meeting if you were a shareholder of record of Chemical Financial common stock at the close of business on February 15, 2013. Each shareholder is entitled to one vote per share of Chemical Financial common stock on each matter presented for a shareholder vote at the meeting. As of February 15, 2013, there were 27,509,625 shares of Chemical Financial common stock issued and outstanding.

Q.	How do I vote?

A .	If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting.
If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for approval of Proposals 1, 2 and 3. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.
If you are a shareholder of record, Chemical Financial also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.
Internet Voting.    You may vote via the Internet by visiting www.envisionreports.com/chfc. Follow the steps outlined on the secured website.
Telephone Voting.    To vote by telephone, dial the toll-free number on the instructions included on your proxy and listen for further directions.

Q.	How do I vote my Dividend Reinvestment Program (Chemical Invest Direct) shares?

A.
If you are enrolled in Chemical Financial's Dividend Reinvestment Program (Chemical Invest Direct), the enclosed proxy covers: (1) all shares of Chemical Financial's common stock owned directly by you at the record date, and (2) all shares of Chemical Financial's common stock held by you in Chemical Invest Direct at that time. Computershare Investor Services, LLC, as agent under the program, will vote any common stock held by it under the program in accordance with your written direction as indicated on the proxy. All such shares will be voted the way you direct. If no specific instruction is given on a returned proxy, Computershare Investor Services, LLC will vote as recommended by the board of directors.

Q .	How do I vote if I hold my shares in “street name”?

A .
If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q .	Does my broker have discretionary authority to vote my shares?

A .
If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 2 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposal. Proposals 1 and 3 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1 and 3.

Q .	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing either of the following two things:

•	by delivering written notice of revocation to Chemical Financial's Secretary, William C. Collins, at 235 East Main Street, Midland, Michigan 48640; or

•	by attending the meeting and voting in person.

Q .	What are broker non-votes?

A.
Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q .	What is the quorum requirement for the annual meeting?

A .
To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Chemical Financial common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A .
Election of Directors.    A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Proposals 2 and 3.    Proposals 2 and 3 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 2 and 3 in person or by proxy will not be included in the vote count.
Required Vote for Other Matters.    We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A .
Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting.

Q .	What does it mean if I receive more than one proxy or voting instruction card?

A .	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the date of the annual meeting.

Overview of Proposals
This proxy statement contains three proposals requiring shareholder action. Proposal 1 requests the election of 12 directors to the board of directors. Proposal 2 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. Proposal 3 requests advisory approval of our executive compensation.
Proposal 1
Election of Directors
Following a review and recommendation from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2014 annual meeting of shareholders:
Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
James R. Fitterling
Thomas T. Huff
Michael T. Laethem
James B. Meyer
Terence F. Moore
David B. Ramaker
Grace O. Shearer
Larry D. Stauffer
Franklin C. Wheatlake
Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year's annual meeting. Mr. Aloysius J. Oliver is currently a director of Chemical Financial. He will retire from the board of directors at the annual meeting on April 15, 2013 in accordance with Chemical Financial's mandatory age retirement policy. The persons named in the enclosed proxy intend to vote for the election of the 12 nominees listed above. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.
Biographical information concerning the nominees for director of Chemical Financial appears below under the heading “The Board of Directors.” All current directors and nominees for director, except David B. Ramaker, qualified as independent directors as defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.
Your Board of Directors recommends that you vote
FOR the election of all nominees as directors.

Proposal 2
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013

The Audit Committee has appointed KPMG LLP as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Corporation and its subsidiary and the effectiveness of internal control over financial reporting for the year ending December 31, 2013, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2013.
More information concerning the relationship of the Company with its independent registered public accounting firm appears below under the headings “Audit Committee Report” and “Independent Registered Public Accounting Firm” and the subheading “Board Committees - Audit Committee.”
If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.
Your Board of Directors and Audit Committee
recommend that you vote FOR Proposal 2.

Proposal 3
Advisory Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that the Corporation permit a non-binding, advisory vote to approve the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.
This proposal (sometimes referred to as a “Say-on-Pay” proposal) gives you, as a shareholder, the opportunity to approve or not approve the compensation of our named executive officers through the following resolution:
“Resolved, that the shareholders approve the Corporation's compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
The Corporation believes that our executive compensation programs appropriately align named executive officers' incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation policies are and have been competitive within the industry and in comparison with the compensation policies of competitors in the markets that we serve. We also believe that both the Corporation and shareholders benefit from responsive corporate governance policies and dialogue.
The vote is advisory and not binding upon the Corporation and its board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.
The Corporation's current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. The next such vote will occur at the 2014 annual meeting of shareholders.
Your Board of Directors and Compensation and Pension Committee
recommend that you vote FOR Proposal 3.

Board of Directors
General
The board of directors presently consists of 13 individuals. Mr. Oliver will retire from the board of directors at the annual meeting on April 15, 2013 in accordance with the Corporation's mandatory age retirement policy. The term of office for each of the directors expires at the annual meeting each year.
Chemical Financial's Nominees for Election as Directors
Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2012.
Gary E. Anderson, age 67, has served as a director of Chemical Financial since January 2005 and is Chairman of the Compensation and Pension Committee and a member of the Audit, Corporate Governance and Nominating and Risk Management Committees. Mr. Anderson has been a director of Chemical Bank since January 2001. Mr. Anderson was Lead Independent Director of the Corporation from April 2006 to April 2011. Mr. Anderson is retired Chairman of the Board of Dow Corning Corporation (Dow Corning). Mr. Anderson joined Dow Corning, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. Mr. Anderson has served as a director of Eastman Chemical Company since August 2007 and as its Lead Independent Director since April 2011. In nominating Mr. Anderson, the Corporate Governance and Nominating Committee considered as important factors Mr. Anderson's extensive experience in leading a large, internationally diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his familiarity with financial statements of large business organizations, and his experience in the areas of corporate finance, corporate governance and executive compensation.
J. Daniel Bernson, age 71, has served as a director of Chemical Financial since January 2001 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Bernson served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from July 1999 through December 31, 2005. Mr. Bernson became a director of Chemical Bank on January 1, 2006. Mr. Bernson is Vice Chairman of The Hanson Group, St. Joseph, Michigan, a holding company with diversified business interests in southwest Michigan, including Hanson Mold, Hanson Logistics, Eagle Technologies Group, Hanson Xpress and Hanson Transportation Management Services. Mr. Bernson was President of The Hanson Group from 1988 until December 2006 and Chief Executive Officer from April 2004 until December 2006. Mr. Bernson became Vice Chairman of The Hanson Group upon his retirement as President and Chief Executive Officer in December 2006. In nominating Mr. Bernson, the Corporate Governance and Nominating Committee considered as important factors Mr. Bernson's extensive experience in leading a diversified business organization, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial's operations, and his experience in the corporate finance and financial needs of an organization that is typical of many of Chemical Financial's customers.
Nancy Bowman, age 61, has served as a director of Chemical Financial since January 2003 and is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Ms. Bowman served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 1982 through December 31, 2005. Ms. Bowman became a director of Chemical Bank on January 1, 2006 and is also a community advisory director. Ms. Bowman is a certified public accountant and co-owner of Bowman & Rogers, PC, an accounting and tax services company located in Lake City, Michigan. In nominating Ms. Bowman, the Corporate Governance and Nominating Committee considered as important factors Ms. Bowman's education as a certified public accountant, her expertise in the preparation and examination of financial statements, her familiarity with an important market area in which Chemical Financial competes, and her experience in owning and managing the financial needs of a smaller business that is typical of many of Chemical Financial's customers.
James R. Fitterling, age 51, has served as a director of Chemical Financial and Chemical Bank since July 2010 and is a member of the Compensation and Pension, Corporate Governance and Nominating and Risk Management Committees. Mr. Fitterling is Executive Vice President, Feedstocks, Performance Plastics, Asia and Latin America, of The Dow Chemical Company (Dow). Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became CEO of the OPTIMAL Group, affiliates of Petroliam Nasional Berhad (PETRONAS), Malaysia's state-owned oil corporation and Dow. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005, President, Basic Plastics in 2007, Vice President of Corporate Development in 2009, Senior Vice President of Corporate Development in April 2010, Executive Vice President of Dow and President, Plastics and Hydrocarbons in August 2010, Executive Vice President of Dow and President, Corporate Development and Hydrocarbons in March 2011, assumed additional executive oversight of Dow's Chemicals and Energy Division in August 2011 and was appointed to his current position in September 2012. Mr. Fitterling is a member of Dow's Executive Committee, Innovation and New Business Development Committee, and Executive Run-the-Business Team. He also serves as Chairman of the board of directors of Univation Technologies LLC. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered as important factors Mr. Fitterling's experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which Chemical Financial competes.
Thomas T. Huff, age 70, has served as a director of Chemical Financial since January 2004 and is a member of the Compensation and Pension and Risk Management Committees. Mr. Huff served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from 1986 through December 31, 2005. Mr. Huff became a director of Chemical Bank on January 1, 2006 and is also a community advisory director. From 1987 to 2002, Mr. Huff was a senior partner with the Varnum, Riddering, Schmidt and Howlett law firm. Mr. Huff is owner of Peregrine Realty LLC (a real estate development company) and Peregrine Restaurant Group LLC (owner of London Grill restaurants), and continues to practice law in Kalamazoo, Michigan. In nominating Mr. Huff, the Corporate Governance and Nominating Committee considered as important factors Mr. Huff's education and experience as a practicing attorney, his experience in real estate development, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial's operations, and his experience in the business and financial needs of a professional practice similar to many of Chemical Financial's customers.
Michael T. Laethem, age 54, has served as a director of Chemical Financial since January 2006 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Laethem has served as a director of Chemical Bank since January 2001 and is also a community advisory director. Mr. Laethem served as a director of Chemical Bank Thumb Area (merged into Chemical Bank on December 31, 2000) from 1993 through December 31, 2000. Mr. Laethem is a certified public accountant and is also President of Farm Depot, Ltd, a company that purchases, sells and leases farm equipment, in Caro, Michigan. In nominating Mr. Laethem, the Corporate Governance and Nominating Committee considered as important factors Mr. Laethem's education as a certified public accountant, his expertise in the examination of financial statements, his familiarity with an important market area in which Chemical Financial competes, his experience in agribusiness, and his experience in operating a small business and satisfying the financial needs of a business that is typical of many of Chemical Financial's customers.
James B. Meyer, age 66, has served as a director of Chemical Financial and Chemical Bank since May 2010 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Meyer served as a director of O.A.K. Financial Corporation (merged into Chemical Financial on April 30, 2010) from 2004 through April 30, 2010. Mr. Meyer retired from Spartan Stores, Inc, a food services wholesaler and retailer, in 2003, after 30 years with the company. He was elected President and Chief Operating Officer of Spartan Stores, Inc. in 1997 and a year later was named Chief Executive Officer. He was elected Chairman of the Board and Chief Executive Officer of Spartan Stores, Inc. in 2000. Mr. Meyer is a certified public accountant. In nominating Mr. Meyer, the Corporate Governance and Nominating Committee considered as important factors Mr. Meyer's experience in leading a large publicly-held corporation, his education in corporate finance and accounting and as a certified public accountant, his extensive experience in leading the finances and financial statement disclosure of a large publicly-held corporation, his experience and familiarity with financial statements and audit committees of publicly-held corporations, and his familiarity with an important market area in which Chemical Financial has expanded and competes.
Terence F. Moore, age 69, has served as a director of Chemical Financial since January 1998 and is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation and Pension and Risk Management Committees. Mr. Moore has served as a director of Chemical Bank since February 1991. Mr. Moore was appointed as Lead Independent Director of the Corporation in April 2011. Mr. Moore is President and Chief Executive Officer of Great Lakes Bay Regional Alliance, an organization formed to promote local economic development in Michigan's Great Lakes Bay Region. Mr. Moore served as President and Chief Executive Officer of MidMichigan Health, a health care organization operating in central and northern Michigan, from 1982 until his retirement in June 2008. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health's largest subsidiary. In nominating Mr. Moore, the Corporate Governance and Nominating Committee considered as important factors Mr. Moore's experience in leading a large, geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the health care and life sciences industries, and his familiarity with financial statements of large business organizations.

David B. Ramaker, age 57, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (consolidated into Chemical Bank) in October 1993. Mr. Ramaker became President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the Board of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation's subsidiaries. Mr. Ramaker is also a member of the Senior Leadership Team of Chemical Financial. In nominating Mr. Ramaker, the Corporate Governance and Nominating Committee considered as important factors Mr. Ramaker's leadership of, service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.
Grace O. Shearer, age 65, has served as a director of Chemical Financial and Chemical Bank since May 2010 and is a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Ms. Shearer served as a director of O.A.K. Financial Corporation (merged into Chemical Financial on April 30, 2010) from 2002 through April 30, 2010. Ms. Shearer is retired from West Michigan Heart, P.C., a cardiology service provider in West Michigan, where she served as Chief Executive Officer from 1993 to 2005. Ms. Shearer also served as Vice President of Operations for St. Mary's Hospital, Grand Rapids, from 1980 to 1993, and in 1992 served as its interim Chief Executive Officer. In nominating Ms. Shearer, the Corporate Governance and Nominating Committee considered as important factors Ms. Shearer's experience in leading a large health services business organization, her experience in and knowledge of the health care and life sciences industries, her experience in operating a physician driven business and satisfying the financial needs of a business that is typical of many of Chemical Financial's customers, and her familiarity with an important market area in which Chemical Financial has expanded and competes.
Larry D. Stauffer, age 67, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is Chairman of the Audit Committee and a member of the Risk Management Committee. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer is also a community advisory director. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. In November 2007, Mr. Stauffer became a consultant of Auto Wares Inc. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer's experience in leading a geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial's customers.
Franklin C. Wheatlake, age 65, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is Chairman of the Risk Management Committee and a member of the Audit and Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Crossroads Chevrolet, an automobile/light truck dealership, both located in Reed City, Michigan. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake's experience in leading a diverse business organization, his familiarity with an important market area in which Chemical Financial competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial's customers.

Board Committees
Among others, the board of directors has established the following four standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee
The following table shows each person currently serving as a director, whether the person is an independent director and whether the director served on the committees identified below during 2012:

Director	Independent Director(1)	Audit Committee	Compensation and Pension Committee	Corporate Governance and Nominating Committee	Risk Management Committee

Gary E. Anderson	Yes	Member(2)	Chairman	Member	Member
J. Daniel Bernson	Yes	Member(2)		Member
Nancy Bowman	Yes	Member	Member	Member
James R. Fitterling	Yes		Member	Member	Member
Thomas T. Huff	Yes		Member		Member
Michael T. Laethem	Yes	Member		Member
James B. Meyer	Yes	Member(2)		Member
Terence F. Moore	Yes	Member	Member	Chairman	Member
Aloysius J. Oliver	Yes		Member		Member
David B. Ramaker	No
Grace O. Shearer	Yes		Member	Member
Larry D. Stauffer	Yes	Chairman			Member
Franklin C. Wheatlake	Yes	Member	Member		Chairman

(1)
Independent as that term is defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.

(2)	The board of directors has determined that these individuals are “audit committee financial experts” as defined by the Securities and Exchange Commission.
Audit Committee.    The Audit Committee of the Corporation serves in a dual capacity as the Audit Committee of the Corporation and Chemical Bank. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes on behalf of the boards of directors of the Corporation and Chemical Bank. The Audit Committee oversees the audit of the financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ Listing Rules and public company custom and practice. The Audit Committee may establish subcommittees with such powers and authority as specifically determined and delegated by the Audit Committee. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee met seven times during 2012.

Compensation and Pension Committee.    The Compensation and Pension Committee determines and oversees the Corporation's executive compensation philosophy, structure, policies and programs, assesses whether the Corporation's compensation structure establishes appropriate incentives for management and employees, reviews salaries, bonuses and other compensation of all officers of Chemical Financial and Chemical Bank, administers Chemical Financial's share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation's benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. All share-based compensation plans outstanding have been approved by the Corporation's shareholders. In 2011, the Compensation and Pension Committee directly engaged Aon Hewitt, a compensation consulting firm, to provide objective research and analysis regarding Chemical Financial's compensation programs. The Compensation and Pension Committee instructed Aon Hewitt to analyze the competitiveness of Chemical Financial's compensation programs with respect to the markets in which the Corporation competes for executive talent. For information regarding Aon Hewitt's analysis, please see “Benchmarking” under the heading “Executive Compensation.” Aon Hewitt did not provide any other services to the Corporation in 2011 and provided no services in 2012. The Compensation and Pension Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Compensation and Pension Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the Compensation and Pension Committee. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Compensation and Pension Committee met three times during 2012.
Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees the Corporation's corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders. The Corporate Governance and Nominating Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Corporate Governance and Nominating Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the committee. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” All members of the Corporate Governance and Nominating Committee are “independent directors” as defined by NASDAQ Listing Rules. The Corporate Governance and Nominating Committee met two times during 2012.
Risk Management Committee.    The Risk Management Committee oversees and assesses the adequacy of the Corporation's management of key risks, including credit risk, asset/liability risk, liquidity risk and operational risk. The committee is also responsible for monitoring the Corporation's risk management profile and obtaining reasonable assurance of adherence to the Corporation's risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that the Corporation has adequate procedures and processes for assessing risk across all of the Corporation's operations. The Risk Management Committee of the board of directors reviews the fiduciary activities of the Corporation and the Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Corporation and the Bank. The Risk Management Committee is composed entirely of “independent directors” within the meaning of NASDAQ Listing Rules. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation, and may retain outside counsel or other experts for this purpose. The Risk Management Committee met five times during 2012.

Corporate Governance
Board and Annual Meeting Attendance
During 2012, the Chemical Financial board of directors held nine regular meetings and three special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting of shareholders each year. All of the directors serving at April 16, 2012 attended the Corporation's 2012 annual meeting held on that date, except for Mr. Currie, who did not stand for re-election in 2012.
Director Nominations
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation.
Nominations by shareholders may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•
such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the committee's recommendation to the full board of directors. The Corporate Governance and Nominating Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees.
In considering possible candidates for election as a director, the committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the committee and the following criteria:
Each candidate should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

In addition, the Corporate Governance and Nominating Committee may consider factors such as business and industry experience, public company experience, education, independence, gender, race, national origin, and familiarity with the Corporation's market areas. The board of directors believes that the Corporation and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board. The goal of the Corporate Governance and Nominating Committee is to nominate a slate of individuals who will also reflect the communities in which Chemical Financial operates and the customers that Chemical Financial serves.
Shareholder Communication with the Board
Shareholders and interested parties may communicate with members of Chemical Financial's board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o William C. Collins, General Counsel and Corporate Secretary, Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.
Board Leadership Structure
Currently, Chemical Financial's Chief Executive Officer also serves as Chairman of the board of directors, in conjunction with a Lead Independent Director. The board of directors has determined that this dual structure is appropriate for Chemical Financial due to the size of Chemical Financial relative to other companies. The board of directors also believes it is more efficient and effective to have the Chief Executive Officer also fill the role of Chairman. The board of directors believes this structure is appropriate from a governance perspective due to the extensive regulatory supervision exercised by bank examiners and other regulatory authorities. Chemical Financial has an independent director serving as the chairperson of each significant board committee, and only one member of management serves on Chemical Financial's board of directors.
The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer and the independent directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Chemical Financial's management to the independent directors;

•	being available as a resource to consult with the Chief Executive Officer and other board members on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and other board members;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between board members and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board's evaluation of the performance of the Chief Executive Officer.

Common Stock Ownership Guidelines
In January 2008, the board of directors established stock ownership guidelines for its directors. Directors, as of April 30, 2008, are required to retain ownership equal to five times the paid annual equity retainer, with a five year timeframe to attain the designated ownership level. Directors appointed to the board after April 2008 are required to retain ownership equal to five times the paid annual retainer (sum of equity and cash retainers) with a five year timeframe to attain the designated ownership level.
In December 2008, the Compensation and Pension Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for, among others, the named executive officers. Expected ownership is expressed as a percentage of the named executive officer's base salary, as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker - 300%; Mr. Kohn - 100%; Ms. Gwizdala - 100%; Mr. Tomczyk - 100%; and Mr. Johnson - 100%. Stock ownership is determined in the same manner as beneficial ownership is determined under the rules of the SEC. Other than Mr. Ramaker, each named executive officer was allowed three years from the date the guidelines first became applicable to him or her to achieve the expected stock ownership. Mr. Ramaker is allowed five years from the date the guidelines first became applicable to him to achieve the expected stock ownership.
Anti-Hedging Policy
Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction which could hedge or offset decreases in the market value of Chemical Financial's common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.
Board's Role in Risk Oversight
Chemical Financial has appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed under the subheading “Board Committees - Risk Management Committee” of this proxy statement.

Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm
KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2012 and December 31, 2011. The Audit Committee has reappointed KPMG LLP for the year ending December 31, 2013. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 15, 2013, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Fees
A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2012 are as follows:

	2012	2011

Audit Fees(1)	$795,500	$802,500
Audit-Related Fees(2)	33,500	60,000
Tax Fees(3)	21,000	7,160
All Other Fees	—	—
Total	$850,000	$869,660

(1)
Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act and quarterly review procedures for Quarterly Reports on Form 10-Q.

(2)	Services related to accounting matters not arising as part of the audit.

(3)	Fees primarily related to tax consulting and acquisition-related tax matters.
All services provided by the independent registered public accounting firm in 2012 and 2011 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee. For additional information about the Audit Committee's pre-approval policy, see “Board Committees - Audit Committee.”

Audit Committee Report
The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2012 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The independent registered public accounting firm is responsible for expressing an opinion on the consolidated financial statements of Chemical Financial in conformity with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.
The Audit Committee also reviewed management's report on its assessment of the effectiveness of Chemical Financial's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of Chemical Financial's internal control over financial reporting.
The Audit Committee discussed with Chemical Financial's internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management's assessment of the effectiveness of Chemical Financial's internal control over financial reporting be included in Chemical Financial's Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.
Respectfully Submitted,

Larry D. Stauffer, Chairman
Gary E. Anderson	Michael T. Laethem
J. Daniel Bernson	James B. Meyer
Nancy Bowman	Franklin C. Wheatlake

Ownership of Chemical Financial Common Stock
Five Percent Shareholders
Listed below are the only shareholders known by the Corporation to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2012:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP(3)	1,809,463		1,843,409		1,843,409	6.6%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

BlackRock, Inc.(4)	1,595,995		1,595,995		1,595,995	5.7%
40 East 52nd Street New York, NY 10022

The Vanguard Group(5)	41,066		1,493,129	39,766	1,532,895	5.5%
100 Vanguard Blvd. Malvern, PA 19355

Chemical Bank(6)	1,164,765		1,342,453	112,851	1,455,304	5.2%
Wealth Management Department 235 E. Main Street Midland, MI 48640

(1)
The numbers of shares stated are based on information furnished by each shareholder listed and include shares beneficially owned by that shareholder under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security.

(2)	These numbers include shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.

(3)
Based on information filed with the Securities and Exchange Commission on Schedule 13G on February 11, 2013. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess investment and/or voting power over the shares of Chemical Financial common stock that are owned by the Funds, but may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

(4)
This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 8, 2013. BlackRock, Inc., an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

(5)
This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 13, 2013. The Vanguard Group, an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

(6)
This information consists of certain shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank. Chemical Bank also holds in various fiduciary capacities a total of 1,393,151 shares of Chemical Financial common stock over which it does not have voting or dispositive power and which are not included in these numbers. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in a fiduciary capacity.

Ownership of Chemical Financial Common Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2012 by each of Chemical Financial's directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial's directors, nominees for director and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options Exercisable Within 60 Days	Stock Units(3)	Total Beneficial Ownership	Percent of Class

G.E. Anderson	13,382	17,189		3,210	33,781	*
J.D. Bernson		20,903		4,491	25,394	*
N.A. Bowman	2,040			2,497	4,537	*
J. R. Fitterling	7,500			4,118	11,618	*
L.A. Gwizdala	34,392	650	51,881		86,923	*
T.T. Huff	12,832			2,497	15,329	*
K.W. Johnson	8,825		27,956		36,781	*
T.W. Kohn	31,378	8,034	44,065		83,477	*
M.T. Laethem	1,000	1,337		9,596	11,933	*
J. B. Meyer	3,158	3,000		1,484	7,642	*
T.F. Moore		17,233		3,245	20,478	*
A.J. Oliver	109,391			2,497	111,888	*
D.B. Ramaker	11,632	41,491	109,259		162,382	*
G. O. Shearer	3,048			5,862	8,910	*
L.D. Stauffer		3,939		11,573	15,512	*
J.E. Tomczyk	2,967	6,363	38,783		48,113	*
F.C. Wheatlake		82,294		2,746	85,040	*
All directors and executive officers as a group	291,037	237,454	396,146	53,816	978,453	3.5%
*Less than 1%.

(1)
The numbers of shares stated are based on information furnished by each person listed and include shares beneficially owned by that person under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. The directors and officers of Chemical Financial may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares. Shares held in fiduciary capacities by the Wealth Management Department of Chemical Bank are not included.

(3)
Represents stock units credited to each directors' account under the Chemical Financial Corporation Directors' Deferred Stock Plan. Distributions of shares of common stock of Chemical Financial equal to the number of stock units in the participating director's account will occur upon the director's retirement, termination of service, or death or a change in control of Chemical Financial.

Executive Officers
Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors. Biographical information for Mr. Ramaker is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years. The age of each executive officer is as of December 31, 2012.
Leonardo Amat, age 44, was appointed Executive Vice President, Chief Risk Management Officer of Chemical Bank on May 14, 2012. Mr. Amat joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline) in 1991. Shoreline merged with Chemical in January 2001. Mr. Amat was named Vice President and Regional Manager - Commercial Loans in 1998 and served as a Community Bank President from 2002 to 2007. Mr. Amat was named Regional President of the South Region in 2007. Mr. Amat is a member of the Senior Leadership Team of Chemical.
William C. Collins, age 60, became Executive Vice President, General Counsel and Secretary of Chemical Financial on May 16, 2011. Mr. Collins served as a partner of Currie Kendall PLC from 1983 to 2005 and as its managing partner from 2005 to May 15, 2011. Mr. Collins is a member of the Senior Leadership Team of Chemical.
Lori A. Gwizdala, age 54, is Executive Vice President, Chief Financial Officer and Treasurer of Chemical Financial. Ms. Gwizdala joined Chemical as Controller on January 1, 1985 and was named Chief Financial Officer in May 1987, Senior Vice President in February 1991, Treasurer in April 1994 and Executive Vice President in January 2002. Ms. Gwizdala served as a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Ms. Gwizdala is a certified public accountant. Ms. Gwizdala is a member of the Senior Leadership Team of Chemical.
Kenneth W. Johnson, age 50, is Executive Vice President and Director of Bank Operations of Chemical Bank. Mr. Johnson joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline), in 1995 as Vice President and North Region Sales Manager. Mr. Johnson became First Vice President and Head of Retail Banking and Operations in 2000. Shoreline merged with Chemical in January 2001. Mr. Johnson became a First Vice President of Branch Administration at Chemical Bank in 2003 and Executive Vice President and Director of Bank Operations in January 2006. Mr. Johnson is a member of the Senior Leadership Team of Chemical.
Lynn M. Kerber, age 44, was appointed Executive Vice President and Regional President of the South Region of Chemical Bank on May 14, 2012. Ms. Kerber joined Citizen's Trust and Savings Bank, a subsidiary of Shoreline Financial Corporation (Shoreline) in 1990. Shoreline merged with Chemical in January 2001. Ms. Kerber was named Vice President and Commercial Loan Officer in 2000, Senior Vice President in 2004 and a Community Bank President in 2005. Ms. Kerber became Regional President of the West Region in 2009 until her appointment as Regional President of the South Region. Ms. Kerber is a member of the Senior Leadership Team of Chemical.
John E. Kessler, age 44, is Executive Vice President and Senior Trust Officer of Chemical Bank. Mr. Kessler joined Chemical Bank in 2004 as Senior Vice President to manage Chemical's southwestern Michigan trust office and served in that position until 2007. In 2007, Mr. Kessler became Executive Vice President and Senior Trust Officer. Mr. Kessler is responsible for Chemical Bank's Wealth Management Department. Mr. Kessler is a member of the Senior Leadership Team of Chemical.
Thomas W. Kohn, age 58, is Executive Vice President of Community Banking of Chemical Bank. Mr. Kohn became affiliated with the Company on December 31, 1981 through a bank acquisition and served the Company in various capacities until 1986. Mr. Kohn rejoined the Company in 1991 as President of Chemical Bank Montcalm (consolidated into Chemical Bank West) and served in that position until January 2002. Mr. Kohn served as President, Chief Executive Officer and a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Kohn was Executive Vice President, Community Banking, of Chemical Bank from January 1, 2006 until April 2007. Mr. Kohn became Executive Vice President of Community Banking and Secretary of Chemical in April 2007. Mr. Kohn relinquished the position as Secretary of Chemical on May 16, 2011. Mr. Kohn is a member of the Senior Leadership Team of Chemical.
Karl W. Linebaugh, age 62, is the North Region President of Chemical Bank. Mr. Linebaugh joined First National Bank of Big Rapids in May 1972. First National was acquired by Chemical Financial Corporation on April 30, 1988.  Mr. Linebaugh became President of Chemical Bank Central on May 1, 1989. Chemical Bank Central was consolidated into Chemical Bank West and later consolidated into Chemical Bank. Mr. Linebaugh was named Regional President of the North Region in July 2007. Mr. Linebaugh is a member of the Senior Leadership Team of Chemical.

Dominic Monastiere, age 65, is Executive Vice President, Special Projects of Chemical Bank. Mr. Monastiere joined Chemical Bank in June 1987 and served as President and a director of Chemical Bank Bay Area (consolidated into Chemical Bank) from August 1, 1987 until December 31, 2000. Mr. Monastiere was a Community Bank President from January 1, 2001 to April 25, 2007. Mr. Monastiere became Executive Vice President and Chief Risk Management Officer in April 2007. Mr. Monastiere is a member of the Senior Leadership Team of Chemical.
Joel F. Rahn, age 46, was appointed Regional President of the West Region of Chemical Bank on May 14, 2012. Mr. Rahn joined Byron Bank in May 2003 as Senior Vice President and Commercial Loan Manager, and became Executive Vice President and Chief Loan Officer of Byron Bank in 2006. Byron Bank was acquired by Chemical Financial in April 2010. Mr. Rahn served as Senior Vice President of Credit Administration for Chemical Bank from April 2010 to July 2012. Mr. Rahn is a member of the Senior Leadership Team of Chemical.
Robert S. Rathbun, age 49, was appointed Regional President of the East Region of Chemical Bank on May 14, 2012. Mr. Rathbun joined Chemical Bank in 1987, working in Corporate Loan Review and Corporate Compliance before transferring to commercial lending in 1997. In 2003, he was promoted to Senior Vice President, Commercial Lending and in 2007 was named Community President of the Midland Community Bank and Senior Lender for the Owosso, Clare and Midland Community Banks. Mr. Rathbun is a member of the Senior Leadership Team of Chemical.
James E. Tomczyk, age 60, is Executive Vice President and Senior Credit Officer of Chemical Bank. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. Mr. Tomczyk served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk became Executive Vice President and Senior Credit Officer in January 2006. Mr. Tomczyk is a member of the Senior Leadership Team of Chemical.

 Executive Compensation
Compensation Discussion and Analysis
This section discusses material elements of the Corporation's compensation of the named executive officers and other matters relevant to the Corporation's compensation program.
Overview.    The Compensation and Pension Committee (the “Committee”) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial's compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial's compensation plans and reviews and approves the compensation of executive and senior management. The Committee currently consists of eight directors, all of whom are independent under NASDAQ Listing Rules. The Committee receives recommendations from Chemical Financial's Chief Executive Officer regarding the compensation of executive and senior management (other than the compensation of the Chief Executive Officer).
Benchmarking.    During 2007, Towers Watson was engaged by the Corporation to benchmark compensation against other Midwestern banks. This information was then the basis for establishing our new formula-based compensation program in 2008. In 2011, Aon Hewitt, an independent compensation consultant, was engaged directly by the Committee and provided the Committee with analysis of the Corporation's compensation practices for its named executive officers and other senior executives. This analysis covered base salary, annual incentives, total cash compensation, long-term incentives, and total compensation. The analysis included a comparison of Chemical Financial's compensation programs for its named executive officers against those for a selected group of 12 financial service companies that are similar to the Corporation in size and scope of operations. The selected companies were:

1st Source Corp. Anchor BanCorp Wisconsin Inc. First Financial Bancorp First Merchants Corp.	Hancock Holding Company Heartland Financial USA, Inc. Independent Bank Corp. (MA) Old National Bancorp	Park National Corp. Republic Bancorp, Inc. United Bankshares, Inc. WesBanco, Inc.
The Committee reviewed the results of the comparative analysis to help inform its decision-making process so it can establish total compensation levels that it believes are competitive and in line with the market. The comparative analysis was one source of information, among many, that the Committee relied upon in its decision-making process.
Compensation Philosophy and Objectives.    Chemical Financial's philosophy is to maximize long-term shareholder return consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes Chemical Financial must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. The Corporation's executive compensation policies are designed to achieve four primary objectives:

•	provide incentives for achievement of long-term shareholder return;

•	align the interests of management with shareholders to encourage continuing increases in shareholder value;

•	attract and retain well-qualified executives who will lead the Corporation and inspire superior performance; and

•	provide incentives for achievement of corporate goals and individual performance.
The Committee's goal is to effectively balance salaries with potential compensation that is performance-based commensurate with an executive officer's individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive officer's responsibilities increase.
The Committee has considered the potential risks arising from the Corporation's compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Corporation.
In summary, the Committee believes that the Corporation's total compensation program drives the appropriate behaviors in management, is competitive in the marketplace and fairly distributes the earnings of the Corporation to the shareholders and to the employees.
The Corporation currently provides its shareholders with the opportunity to cast an annual advisory vote to approve executive compensation (a “Say-on-Pay proposal”). At the Corporation's annual meeting of shareholders held in April 2012, a substantial majority of the votes cast on the Say-on-Pay proposal at that meeting were voted to approve the Corporation's executive compensation for 2011. The Committee believes this affirms shareholders' support of the Corporation's approach to executive compensation. In light of the voting results, the Committee did not materially change its approach in 2012. The Committee will continue to consider the outcome of advisory votes on the Corporation's Say-on-Pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation
Chemical Financial's executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) longer-term equity-based incentives in the form of stock options, restricted stock performance units and restricted stock service-based units (new in 2012); (iv) participation in the Corporation's retirement plans; and (v) discretionary bonus as approved by the board of directors. All executive and senior management of Chemical Financial are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer, with the exception of the supplemental pension plan. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.
Base Salary and Benefits.    To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual performance and achievements, current compensation, responsibilities within the Corporation, and current compensation practices of other peer group bank holding companies. While the Committee considers all of these factors, it ultimately determines annual base salaries, in its judgment, based on what it considers to be reasonable and appropriate for the Company.
Annual Cash Bonus Incentives.    Annual cash bonus incentives are used to reward executive and senior officers for the Corporation's overall financial performance, taking into consideration individual performance.
The Corporation uses a formula approach for awarding cash bonuses to named executive officers. For each named executive officer, the Committee set a bonus target as a percentage of base salary. For 2012, the bonus targets as a percentage of base salary for each of the named executive officers were as follows: Mr. Ramaker - 70%; Mr. Kohn - 50%; Ms. Gwizdala - 50%; Mr. Tomczyk - 40%; and Mr. Johnson - 40%. The Committee may change the bonus targets each year. Actual payout may vary from 0% of target to 150% of target depending on actual performance.
After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation and achievement of individual goals. For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.
For 2012, the weighting for each of the named executive officers was as follows: Mr. Ramaker - 80% (financial performance goals), 20% (individual goals); Mr. Kohn - 70% (financial performance goals), 30% (individual goals); Ms. Gwizdala - 70% (financial performance goals), 30% (individual goals); Mr. Tomczyk - 70% (financial performance goals), 30% (individual goals); and Mr. Johnson - 70% (financial performance goals), 30% (individual goals). The Committee, at its own discretion, may change the weighting between financial performance goals and individual goals each year.
The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation in 2012. The specific goals and weighting were as follows: earnings per common share (40%), level of credit quality (20%), amount of actual expenses compared to budget (20%) and services per household (20%). The Committee, at its own discretion, may change the specific goals and weightings each year.
If all of the Corporation's financial performance goals are met and a named executive officer meets all of his or her individual goals, then the named executive officer is paid the full amount of his or her bonus target, subject to the overall qualifiers discussed below. If some, but not all, of the Corporation's financial performance goals or individual goals are met and subject to the overall qualifiers discussed below, then the named executive officer's bonus amount is reduced by the weighting given each goal that was not met. The Corporation's and individual performance goals can be met from 0% to 150% of the target. If none of the Corporation's financial performance goals were met and a named executive officer did not meet his or her individual goals, then the named executive officer is not paid a bonus. The Committee may also reduce or increase each named executive officer's bonus amount based on other factors it considers relevant.
The Committee uses overall qualifiers to the annual cash bonus incentives. If the Corporation's earnings per common share does not equal or exceed the shareholder cash dividends paid per share, the payout to the Chief Executive Officer, executives and senior officers is reduced by fifty percent. In 2012, earnings per common share were $1.85 and shareholder cash dividends paid were $0.82 per share. In addition, beginning in 2012, if the overall achievement of the Corporation's financial performance goals is not greater than 80%, the payout to the Chief Executive Officer, executive and senior officers based on individual and department (senior officers) goals is limited to a 100% payout in these categories.

The 2012 annual cash bonus incentive program awards that were paid in 2013 to the named executive officers were based on the Corporation exceeding its financial performance goals in 2012, on an overall basis, and each named executive officer substantially achieving, or exceeding, his or her individual performance goals. Annual cash bonus incentives are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
Longer-Term Equity-Based Incentives.    A portion of potential compensation is also linked to corporate performance through equity-based compensation awards, including stock options, restricted stock performance units and restricted stock service-based units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial's equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted earnings per common share levels; and

•	encourage long-term investment in the Corporation by participating officers.
The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders and stock options have been granted by Chemical Financial to executive officers pursuant to various plans for many years. The Committee administers all aspects of these plans and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.
Beginning in 2008, the Corporation implemented a market-competitive formula approach for awarding equity-based compensation. For each named executive officer, the Committee established a target for equity-based compensation based on a percentage of base salary. For 2012, the percentage of base salary for each named executive officer was as follows: Mr. Ramaker - 100%; Mr. Kohn - 70%; Ms. Gwizdala - 70%; Mr. Tomczyk - 60%; and Mr. Johnson - 50%.
After determining the equity-based compensation target for each named executive officer, the Committee then allocated the total target amount between stock options, restricted stock performance units and restricted stock service-based units. For 2012, the allocation for each named executive officer was as follows: Mr. Ramaker - 30% (stock options), 60% (restricted stock performance units), 10% (restricted stock service-based units); Mr. Kohn - 40% (stock options), 50% (restricted stock performance units), 10% (restricted stock service-based units); Ms. Gwizdala - 40% (stock options), 50% (restricted stock performance units), 10% (restricted stock service-based units); Mr. Tomczyk - 50% (stock options), 40% (restricted stock performance units), 10% (restricted stock service-based units); and Mr. Johnson - 50% (stock options), 40% (restricted stock performance units), 10% (restricted stock service-based units). The Committee considers each named executive officer's position and its attendant duties, responsibilities and authority when setting the target equity compensation value and mix of awards. The Corporation calculates the number of longer-term equity-based incentive awards granted (beginning in 2012 for stock options) utilizing the fair value of the awards as of the date of grant in accordance with the same standard applied for financial accounting purposes.
In 2012, the Committee granted awards of stock options to purchase 62,872 shares to the named executive officers. The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial's common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock having a market value equal to the exercise price. The stock options granted in 2012 vest in one-third increments on each anniversary date of the award over the first three years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.
In 2012, the Committee granted 25,500 restricted stock performance units and 4,913 restricted stock service-based units to the named executive officers. The restricted stock performance units have both performance conditions and a service requirement (restricted period) that must be met to become vested. The restricted stock service-based units only have a service requirement that must be met to become vested. The restricted stock performance units granted in 2012 are earned based on the following performance targets: 50% of the awarded restricted stock performance units are earned based on the achievement of a target of diluted earnings per common share in 2013 and 50% of the restricted stock performance units are earned based on the achievement of a target of diluted earnings per common share in 2014. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted after the restricted period has ended, depending on the predetermined performance targets met. No shares will be issued unless a performance condition has been achieved and the restricted period has ended. The restricted stock service-based units vest on a three year cliff vesting schedule. Vesting of restricted stock performance units and restricted stock service-based units may be accelerated upon certain events, including a change in control of the Corporation and advanced notification of retirement of the participant. Upon vesting, the restricted stock performance units and restricted stock service-based units will be converted to shares of the Corporation's common stock on a one-to-one basis.

Retirement Plans.    Chemical Financial has a qualified pension plan (“Pension Plan”) that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental pension plan currently covering only one active employee, the Chief Executive Officer. The Committee believes that Chemical's retirement plans encourage long-term commitment by the Corporation's officers and assist Chemical Financial in attracting and retaining talented executives.
Discretionary Bonuses.    No discretionary bonuses were approved for the named executive officers in 2011 or 2012.
Tax Treatment on Compensation.    All stock options granted by Chemical Financial, under plans not associated with acquisitions of other companies, during the last decade have been nonstatutory stock options, such that the Corporation receives a tax deduction for income deemed to be received by officers upon exercise of such options.
Section 162(m) of the Internal Revenue Code places a limit on the deductibility, for federal income tax purposes, of the compensation paid to the named executive officers set forth in the Summary Compensation Table who were employed by Chemical Financial on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based,” as determined under Section 162(m), does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal, under which compensation may be paid, be disclosed to and approved by Chemical Financial's shareholders. For purposes of Section 162(m), the material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that can be paid to an employee under the performance goal.

Summary Compensation Table
The following table shows information concerning the compensation earned from Chemical Financial, or its subsidiaries, during the three years ended December 31, 2012, by the Chief Executive Officer, the Chief Financial Officer and each of Chemical Financial's three most highly compensated executive officers who served in positions other than Chief Executive Officer or Chief Financial Officer at December 31, 2012 (the “named executive officers”). The positions listed in the table are those in which the named executive officer served at December 31, 2012.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total

David B. Ramaker	2012	$497,670		$319,812	$149,338	$415,363	$511,000	$7,643	$1,900,826
Chairman, President and Chief Executive Officer of the Corporation	2011	482,219		259,490	59,248	335,604	422,000	5,803	1,564,364
	2010	419,450	$15,413	289,345	52,242	251,245	249,000	5,803	1,282,498

Thomas W. Kohn	2012	$287,607		$111,152	$80,535	$167,969	$303,000	$6,607	$956,870
Executive Vice President of Community Banking of Chemical Bank	2011	278,782		87,456	29,951	142,832	261,000	5,597	805,618
	2010	247,724	$4,712	98,039	26,989	93,335	183,000	5,283	659,082

Lori A. Gwizdala	2012	$276,550		$106,862	$77,434	$163,582	$287,000	$5,881	$917,309
Executive Vice President, Chief Financial Officer and Treasurer of the Corporation	2011	268,381		84,096	28,801	137,338	231,000	4,993	754,609
	2010	254,650	$9,243	110,967	27,747	111,217	157,000	4,986	675,810

James E. Tomczyk	2012	$254,439		$70,479	$76,329	$120,397	$25,000	$16,920	$563,564
Executive Vice President and Senior Credit Officer of Chemical Bank	2011	246,754		53,056	27,252	100,192	26,000	15,603	468,857
	2010	225,504	$7,718	72,047	25,268	79,144	16,000	14,424	440,105

Kenneth W. Johnson	2012	$245,860		$56,778	$61,497	$117,883	$27,000	$15,655	$524,673
Executive Vice President and Director of Bank Operations of Chemical Bank	2011	230,675		41,333	21,230	93,103	23,000	14,147	423,488
	2010	211,060	$6,170	56,550	19,706	73,734	13,000	12,970	393,190

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)	Represents the cash portion of a discretionary bonus paid in 2010 to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation.

(3)
The amount reported for 2012 includes the grant date fair values of restricted stock performance units and restricted stock service-based units granted to the named executive officers in 2012. The amount reported for 2011 includes the grant date fair value of restricted stock performance units granted to the named executive officers in 2011. The amount reported for 2010 includes: (1) the grant date fair value of restricted stock performance units granted to the named executive officers in 2010; (2) the stock portion of the discretionary bonus paid in 2010 to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation; and (3) the incremental value associated with the modification of restricted stock performance units in 2010 that were previously granted to the named executive officers in 2009. The values of all stock awards reported in this column were computed in accordance with FASB ASC Topic 718 (“ASC 718”). For a discussion of the valuation assumptions, see Note 17 to the Corporation's 2012 consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012. Restricted stock performance units granted to the named executive officers in 2012 were determined to have a value at the grant date based on management's assessment that it was probable that the restricted stock performance units would vest in 2014 at 1.0x the number of units granted. Restricted stock performance units granted to the named executive officers in 2011 were determined to have a value at the grant date based on management's assessment that it was probable that the restricted stock performance units would vest in 2013 at 1.0x the number of units granted. Restricted stock performance units granted to the named executive officers in 2010 were determined to have a value at the grant date based on management's assessment that it was probable that the restricted stock performance units would vest in 2012 at 0.5x the number of units granted. For restricted stock performance units, if the Corporation does not achieve the minimum performance conditions or the named executive officer does not satisfy the service requirements, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units. For restricted stock service-based units, if the named executive officer does not satisfy the service requirements, then the restricted stock service-based units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units.

(4)
If the highest level of performance conditions with respect to the restricted stock performance units granted in 2012 are satisfied, then the value of the restricted stock performance units and the restricted stock service-based units, combined, determined as of the grant date would be as follows: Mr. Ramaker - $454,832, Mr. Kohn - $156,646, Ms. Gwizdala - $150,614, Mr. Tomczyk - $98,085, and Mr. Johnson - $79,009. If the highest level of performance conditions with respect to the restricted stock performance units granted in 2011 are satisfied, then the value of the restricted stock performance units determined as of the grant date would be as follows: Mr. Ramaker - $389,235, Mr. Kohn - $131,184, Ms. Gwizdala - $126,144, Mr. Tomczyk - $79,584, and Mr. Johnson - $62,000. The restricted stock performance units granted in 2010 vested at 1.048x the number of units granted with the value as of December 31, 2012 as follows: Mr. Ramaker - $255,064, Mr. Kohn - $87,841, Ms. Gwizdala - $90,312, Mr. Tomczyk - $54,838, and Mr. Johnson - $42,768.

(5)
This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of the valuation assumptions, see Note 17 to the Corporation's 2012 consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(6)	This amount represents the annual cash bonus incentive paid to each named executive officer.

(7)
This amount is the change in the actuarial present value of the named executive officer's accumulated benefit under the Corporation's noncontributory defined benefit pension plan (Pension Plan) and, for Mr. Ramaker only, the Corporation's supplemental pension plan. Mr. Ramaker is the only active employee who is a participant in the supplemental pension plan. The discount rate used to present value benefits was 4.08% at December 31, 2012, 4.90% at December 31, 2011 and 5.65% at December 31, 2010. As of June 30, 2006, a partial freeze of the Pension Plan became effective. Employees with less than 15 years of vested service (as defined in the Pension Plan) or whose combined age and years of vested service totaled less than 65 (non-grandfathered employees) as of June 30, 2006, had their Pension Plan benefits frozen as of that date. For all other Pension Plan eligible employees (grandfathered employees), the benefits under the Pension Plan remained the same and these employees will continue to accrue Pension Plan benefits. Messrs. Ramaker and Kohn and Ms. Gwizdala are grandfathered employees for purposes of future benefit accruals under the Pension Plan. Messrs. Tomczyk and Johnson are non-grandfathered employees.

Approximately two-thirds of the participants in the Pension Plan had their benefits frozen as of June 30, 2006. Non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan beginning July 1, 2006. Normal retirement benefits of the Pension Plan are based on years of service and the employee's average annual pay for the five highest consecutive years during the ten years preceding retirement under the Pension Plan. Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay in the Pension Plan. Upon retirement at age 65, a grandfathered employee will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years and any applicable cap under ERISA for employees who are not included in the supplemental plan). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. Unreduced retirement benefits are available between the ages of 60 and 65, when the retiree's age plus vested years of service total at least 85. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

(8)
All Other Compensation consists only of employer contributions to the 401(k) Savings Plan, the taxable portion of employer paid premiums for life insurance and dividend equivalents earned on restricted stock service-based units. The 2012 employer contributions to the 401(k) Savings Plan for Messrs. Tomczyk and Johnson were $15,000 and $14,743, respectively. As permitted by SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not included.

Realized Compensation
To supplement the SEC required disclosure in the Summary Compensation Table on page 24, the following additional table has been included which shows the total compensation realized by each named executive officer in each of the years shown. The Corporation believes that this table is useful to shareholders as it believes it reflects the compensation actually realized by the named executive officers. The Summary Compensation Table, as calculated under the SEC rules, includes several items that are impacted by accounting and actuarial assumptions and also may include amounts that are not ultimately realized, and therefore that table may not necessarily be reflective of realized compensation in a particular year.
The table below shows compensation realized by each named executive officer, based on performance and vesting periods ending in each year. For purposes of this presentation, realized compensation includes, in addition to salary, which is a fixed component of each named executive officer's total compensation, the following incentive compensation elements that were earned and vested during the three years ended December 31, 2012:

•	Bonus. Represents the cash portion of a discretionary bonus paid in 2010 to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation.

•
Non-Equity Incentive Plan Compensation. These amounts represent the annual cash bonus incentive earned by each named executive officer based on the Corporation's overall financial performance and the named executive's individual performance in 2010 through 2012.

•
Stock Awards. In 2012, these amounts represent restricted stock performance units granted in 2010 that were earned as of December 31, 2012 based on the Corporation's performance target in 2012 being met at 1.048x targeted performance. In 2011, these amounts represent restricted stock performance units granted in 2009 that were earned as of December 31, 2011 based on the Corporation's performance target in 2011 being met at 0.803x targeted performance. In 2010, these amounts represent the stock portion of the discretionary bonus paid in 2010 to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation.

•
Stock Options. Stock options increase in value only if the market price of the Corporation's common stock increases in value after the date of grant. The value realized on stock options is the difference between the market price of the Corporation's common stock on the date the stock option is exercised and the stock option exercise price multiplied by the number of shares exercised. During the three years ended December 31, 2012, none of the named executive officers exercised stock options.

					Value Realized
Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Vesting of Stock Awards(1)	Exercise of Stock Options	Total	% of Reported(2)

David B. Ramaker	2012	$497,670		$415,363	$255,064		$1,168,097	61%
Chairman, President and Chief Executive Officer of the Corporation	2011	482,219		335,604	204,118		1,021,941	65
	2010	419,450	$15,413	251,245	34,587		720,695	56

Thomas W. Kohn	2012	$287,607		$167,969	$87,841		$543,417	57
Executive Vice President of Community Banking of Chemical Bank	2011	278,782		142,832	70,313		491,927	61
	2010	247,724	$4,712	93,335	10,288		356,059	54

Lori A. Gwizdala	2012	$276,550		$163,582	$90,312		$530,444	58
Executive Vice President, Chief Financial Officer and Treasurer of the Corporation	2011	268,381		137,338	72,275		477,994	63
	2010	254,650	$9,243	111,217	20,757		395,867	59

James E. Tomczyk	2012	$254,439		$120,397	$54,838		$429,674	76
Executive Vice President and Senior Credit Officer of Chemical Bank	2011	246,754		100,192	43,877		390,823	83
	2010	225,504	$7,718	79,144	17,282		329,648	75

Kenneth W. Johnson	2012	$245,860		$117,883	$42,768		$406,511	77
Executive Vice President and Director of Bank Operations of Chemical Bank	2011	230,675		93,103	34,219		357,997	85
	2010	211,060	$6,170	73,734	13,830		304,794	78

(1)	The value of vested stock awards is calculated by multiplying the number of shares issuable by the closing price of the Corporation's common stock at the date the shares were earned.

(2)	Total realized compensation in the column divided by "Total" compensation disclosed in the Summary Compensation Table.

Equity-Based Awards and Values
Named executive officers were granted equity-based compensation awards during 2012. The following table provides information concerning stock options, restricted stock performance units and restricted stock service-based units granted during 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Ramaker	2/21/2012(3)								21,093	$23.78	$149,338
	2/21/2012(4)				6,280	12,560	18,840				270,040
	2/21/2012(5)							2,093			49,772

Thomas W. Kohn	2/21/2012(3)								11,375	23.78	80,535
	2/21/2012(4)				2,116	4,233	6,349				91,010
	2/21/2012(5)							847			20,142

Lori A. Gwizdala	2/21/2012(3)								10,937	23.78	77,434
	2/21/2012(4)				2,035	4,070	6,105				87,505
	2/21/2012(5)							814			19,357

James E. Tomczyk	2/21/2012(3)								10,781	23.78	76,329
	2/21/2012(4)				1,284	2,568	3,852				55,212
	2/21/2012(5)							642			15,267

Kenneth W. Johnson	2/21/2012(3)								8,686	23.78	61,497
	2/21/2012(4)				1,034	2,069	3,103				44,484
	2/21/2012(5)							517			12,294

(1)	Represents the award of restricted stock performance units under the Stock Incentive Plan of 2012 for Mr. Ramaker and under the Stock Incentive Plan of 2006 for the other named executive officers.

(2)	Grant date fair values of equity-based compensation awards are computed in accordance with ASC 718.

(3)	Represents stock options granted in 2012 under the Stock Incentive Plan of 2012.

(4)
Represents restricted stock performance units granted in 2012. The value of the restricted stock performance units was determined based on management's assessment that it was probable that the awards would vest at 1.0x the number of units granted (representing satisfaction of the target performance conditions). These restricted stock performance units will be earned in full or in part if Chemical Financial achieves, for 2013 and 2014, the threshold, target, or maximum performance conditions established by the Compensation and Pension Committee. These restricted stock performance units have both performance conditions and a service requirement (restricted period) that must be met to become vested. Any restricted stock performance units that vest will be converted to shares of Chemical Financial's common stock on a one-for-one basis. Restricted stock performance units that do not vest will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units.

(5)
Represents restricted stock service-based units granted in 2012 under the Stock Incentive Plan of 2006. These restricted stock service-based units have a three year cliff service requirement (restricted period) that must be met to become vested. Any restricted stock service-based units that vest will be converted to shares of Chemical Financial's common stock on a one-for-one basis. Restricted stock service-based units that do not vest will be forfeited and the named executive officer will receive no shares of Chemical common stock attributable to the forfeited units.

 Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning options outstanding, exercisable and unexercisable, restricted stock performance units and restricted stock service-based units outstanding that have not vested for each named executive officer as of December 31, 2012:

		Option Awards(1)					Stock Awards(2)
	Award Date			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable

David B. Ramaker	12/12/2003	8,400			$35.67	12/12/2013
	12/13/2004	15,750			39.69	12/13/2014
	12/20/2005	20,000			32.28	12/20/2015
	7/20/2007	36,115			24.78	7/20/2017
	2/25/2008	6,235			24.52	2/25/2018
	4/28/2009	7,949			21.10	4/29/2019
	3/25/2010	4,552	2,277		24.56	3/26/2020
	4/19/2011	3,227	6,454		19.97	4/20/2021	3,630	$86,249	12,101	$287,520
	2/21/2012		21,093		23.78	2/22/2022	2,093	49,730	12,560	298,426
Thomas W. Kohn	12/12/2003	2,887			$35.67	12/12/2013
	12/13/2004	5,250			39.69	12/13/2014
	12/20/2005	6,500			32.28	12/20/2015
	7/20/2007	14,595			24.78	7/20/2017
	2/25/2008	2,952			24.52	2/25/2018
	4/28/2009	4,107			21.10	4/29/2019
	3/25/2010	2,352	1,176		24.56	3/26/2020
	4/19/2011	1,631	3,263		19.97	4/20/2021	1,222	$29,035	4,079	$96,917
	2/21/2012		11,375		23.78	2/22/2022	847	20,125	4,233	100,576
Lori A. Gwizdala	12/12/2003	4,725			$35.67	12/12/2013
	12/13/2004	8,400			39.69	12/13/2014
	12/20/2005	9,000			32.28	12/20/2015
	7/20/2007	14,595			24.78	7/20/2017
	2/25/2008	3,308			24.52	2/25/2018
	4/28/2009	4,222			21.10	4/29/2019
	3/25/2010	2,418	1,209		24.56	3/26/2020
	4/19/2011	1,568	3,138		19.97	4/20/2021	1,176	$27,942	3,922	$93,187
	2/21/2012		10,937		23.78	2/22/2022	814	19,341	4,070	96,703
James E. Tomczyk	12/12/2003	2,887			$35.67	12/12/2013
	12/13/2004	5,250			39.69	12/13/2014
	12/20/2005	6,500			32.28	12/20/2015
	7/20/2007	10,149			24.78	7/20/2017
	2/25/2008	2,872			24.52	2/25/2018
	4/28/2009	3,845			21.10	4/29/2019
	3/25/2010	2,202	1,101		24.56	3/26/2020
	4/19/2011	1,485	2,968		19.97	4/20/2021	741	$17,606	2,475	$58,806
	2/21/2012		10,781		23.78	2/22/2022	642	15,254	2,568	61,016
Kenneth W. Johnson	12/12/2003	1,837			$35.67	12/12/2013
	12/13/2004	3,150			39.69	12/13/2014
	12/20/2005	3,500			32.28	12/20/2015
	7/20/2007	8,458			24.78	7/20/2017
	2/25/2008	2,244			24.52	2/25/2018
	4/28/2009	2,999			21.10	4/29/2019
	3/25/2010	1,717	859		24.56	3/26/2020
	4/19/2011	1,156	2,313		19.97	4/20/2021	577	$13,710	1,928	$45,809
	2/21/2012		8,686		23.78	2/22/2022	517	12,284	2,069	49,159

(1)	Option grants vest in three equal installments on the first, second and third anniversaries of the award date shown in the table.

(2)
The restricted stock performance units granted in 2011 vest at December 31, 2013 and the restricted stock performance units granted in 2012 vest at December 31, 2014 if certain minimum performance and service conditions are met during the relevant performance period. If the relevant minimum performance and service conditions are not met during the relevant performance period, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units. The restricted stock service-based units granted in 2012 vest at February 21, 2015 if the service condition is met. If the relevant service condition is not met, then the restricted stock service-based units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units.

(3)
Computed by multiplying the number of shares reported in the column to the left in this table by the closing price of Chemical Financial's common stock on The NASDAQ Stock Market® at December 31, 2012 of $23.76 per share.

(4)
The number of unearned shares represents the “target” number of shares to be issued under restricted stock performance units if performance and service conditions are met and under restricted stock service-based units if service conditions are met.

2012 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)
David B. Ramaker			10,735	$255,064
Thomas W. Kohn			3,697	87,841
Lori A. Gwizdala			3,801	90,312
James E. Tomczyk			2,308	54,838
Kenneth W. Johnson			1,800	42,768

(1)	None of the named executive officers exercised any stock options in fiscal 2012.

(2)
The number of shares shown is the gross number of shares covered by awards vested. Shares for the required tax withholding will be deducted from the gross number of shares vested, resulting in a smaller number of shares issued.

(3)	The dollar values reported in this column were calculated using the closing price of Chemical Financial's common stock on The NASDAQ Stock Market® at December 31, 2012 of $23.76 per share.

Pension Benefits in 2012
The following table provides information concerning pension benefits for the named executive officers:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
David B. Ramaker	Employees' Pension Plan	23.2	$1,158,000	$—
	Supplemental Pension Plan	23.2	940,000	—
Thomas W. Kohn	Employees' Pension Plan	26.2	1,368,000	—
Lori A. Gwizdala	Employees' Pension Plan	28.0	1,292,000	—
James E. Tomczyk	Employees' Pension Plan	7.4	183,000	—
Kenneth W. Johnson	Employees' Pension Plan	11.5	127,000	—

Chemical Financial's noncontributory defined benefit pension plan (Pension Plan) is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2012, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.
Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan) multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree's age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006. Messrs. Tomczyk's and Johnson's pension benefits were frozen as of June 30, 2006.
The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table are based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vesting service). The assumed retirement age is normal retirement (age 65) for Mr. Tomczyk and age 60 for all other named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee's retirement benefit or for the employee's life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.
The present value of accumulated Pension Plan and Supplemental Plan benefits at December 31, 2012 were computed using a 4.08% discount rate and the prescribed mortality assumption under Section 430(h)(A) of the Internal Revenue Code. Lump sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. A portion of Messrs. Tomczyk's and Johnson's Pension Plan benefits are available to be paid in a lump-sum at their election, due to this benefit payment option having been available in a predecessor plan. In addition, Mr. Ramaker's benefits under the Supplemental Plan, upon a Change in Control, would be paid in a lump sum, if at the time of the Change in Control he was not eligible to retire. For purposes of the Supplemental Plan, a Change in Control is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended. At December 31, 2012, Mr. Ramaker's pro forma lump sum distribution payable in the event of a Change in Control was calculated at $556,444 using interest and mortality assumptions set forth under Internal Revenue Code Section 417(e) (3) as modified by the Pension Protection Act of 2006.

Deferred Compensation
In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, is included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2012, participants could change their investment designation on a daily basis. Participants elect, in advance of the deferral of their compensation, when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which any of the following occur: the participant's termination of employment; a change in control; the participant's death or disability; an unforeseeable emergency or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump sum amount, five-year installments or ten-year installments.
2012 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

David B. Ramaker	$15,000	$—	$8	$—	$85,867
Thomas W. Kohn	43,822	—	7,473	—	82,693
Lori A. Gwizdala	—	—	1,946	—	16,348
James E. Tomczyk	—	—	—	—	—
Kenneth W. Johnson	—	—	—	—	—

(1)	Amounts included in this column are included in the Salary column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)
The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” on the Summary Compensation Table for the applicable year. Contributions in prior years that have previously been reported as “Salary” are as follows: $70,000 for Mr. Ramaker, $32,500 for Mr. Kohn and $11,000 for Ms. Gwizdala.

Potential Payments upon Termination or Change in Control
None of our executive officers has a severance agreement, employment agreement or other similar agreement. Our shareholder-approved equity compensation plans provide for the acceleration of vesting of certain awards in connection with a change in control of the Company or termination of employment due to the death, disability or retirement of the plan participant. In addition, our named executive officers may receive benefits in connection with a termination of employment under the Employees' Pension Plan, Supplemental Pension Plan and DC Plan, as described above.
Under the terms of the Stock Incentive Plan of 2006 and the Stock Incentive Plan of 2012, if a participant terminates his or her employment because of death, disability or retirement, then the restricted stock performance units and restricted stock service-based units held by such participant may vest on a pro-rata basis. However, the restricted stock performance units will vest only if the Company achieves at least the threshold level of relevant performance conditions. If the threshold level of performance is achieved, the participant will vest in a number of restricted stock performance units determined by multiplying the number of units that would have vested had the participant continued his or her employment by the percentage of the performance period completed prior to the termination (i.e., the number of full months completed divided by 36). Restricted stock service-based units will vest based on the number of full months completed divided by 36. All remaining restricted stock performance units and restricted stock service-based units are forfeited and returned to the Company, except that the Compensation and Pension Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares or units.

The following table shows the aggregate amounts our named executive officers would have realized in connection with a change in control, assuming that such change in control took place on December 31, 2012.

	David B. Ramaker	Thomas W. Kohn	Lori A. Gwizdala	James E. Tomczyk	Kenneth W. Johnson

Acceleration of Equity Awards in Connection with a Change in Control(1)
Restricted Stock Performance Units	$672,195	$226,528	$217,832	$137,428	$108,678
Restricted Stock Service-based Units	49,730	20,125	19,341	15,254	12,284
Stock Options(2)	57,835	29,473	29,066	27,105	21,125
Total	$779,760	$276,126	$266,239	$179,787	$142,087

(1)
Under the terms of the Stock Incentive Plan of 2006 and the Stock Incentive Plan of 2012, if a change in control of the Company occurs, then, unless the Compensation and Pension Committee or the board of directors otherwise determines: (a) all outstanding stock options become vested and exercisable in full immediately prior to the effective time of the change in control and shall remain exercisable during the remaining terms thereof, regardless of whether the participants remain in the employ or service of the Company or any subsidiary; and (b) all other outstanding equity awards shall become immediately fully vested and issuable and nonforfeitable, including the waiver of all performance conditions. Restricted stock performance units that have not been earned, and unvested restricted stock service-based units, become vested at 1.0x the number of units issued and their value is reported on this basis multiplied by the closing price of Chemical Financial common stock on December 31, 2012 of $23.76 per share. Restricted stock performance units that have been earned become vested at the earned performance measurement and their value is reported on this basis multiplied by the closing price of Chemical Financial common stock on December 31, 2012 of $23.76 per share.

(2)
Represents the aggregate positive “spread” between the exercise price and the closing price of Chemical Financial's common stock on The NASDAQ Stock Market® at December 31, 2012 of $23.76 per share for in-the-money options outstanding, both vested and unvested, as of December 31, 2012.

Under the terms of the Company's equity incentive plans, outstanding unvested stock options are not accelerated due to retirement, death or disability. Stock options remain exercisable in accordance with their terms following termination due to retirement, except that stock options granted under the Stock Incentive Plan of 1997 may be exercised no later than three years following the participant's retirement. In the event of death, the options may be exercised by the personal representative of such participant for a period of one year after death, but only to the extent that the decedent was entitled to exercise the stock options and not beyond the original term of the stock options. Stock options may be exercised for one year following termination due to disability, but only to the extent that the participant was entitled to exercise the stock options on the date of termination and not beyond the original term of the stock options.

Director Compensation
During 2012, Chemical Financial compensated its directors who were not employees of Chemical Financial or Chemical Bank with an annual retainer of $20,000 and additional annual retainers of $10,000 for service as the lead independent director and $5,000 for service as a committee chairman (each paid in a mix of cash and stock, as discussed in more detail below). Directors were also compensated at the rate of $750 for every board of director, Audit Committee and Risk Management Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, during 2012, non-employee directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank Loan Committee meeting attended and $550 for all other Chemical Bank committee meetings attended. In 2012, community advisory directors were compensated with an annual retainer fee of $2,500 and at the rate of $200 for every community advisory director meeting attended. Employees of Chemical Financial or Chemical Bank do not receive any compensation for serving on, or attending meetings of, the board of directors of Chemical Financial or Chemical Bank or any community advisory director meetings or meetings of any of their committees.
On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors' Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump sum amount paid to each non-employee director for the director's service throughout the year to Chemical Financial and its shareholders. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and community advisory director fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer, director and community advisory director fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.
The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory director fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director's account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any director and community advisory director fees by the market value of a single share of Chemical Financial common stock on the next quarterly cash dividend payment date. Each participating director's account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director's account on each cash dividend payment date.
Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director's account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director's retirement from or termination of service, the director has a choice to receive the shares in a lump sum or in five annual installments. A director must make an irrevocable election between the lump sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change of control of Chemical Financial or death of the director, shares will be issued in a lump sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.
Ms. Shearer and Messrs. Bernson, Fitterling, Laethem and Stauffer made voluntary contributions to the DDSP during 2012.

The board of directors adopted the Chemical Financial Corporation Plan for Deferral of Directors' Fees in 1982 (prior plan). The prior plan was available to all directors of Chemical Financial and its subsidiaries who receive fees, including community advisory directors through December 31, 2008. Effective December 31, 2008, the prior plan was closed to new participants. Under the prior plan, directors and community advisory directors that participate in the prior plan must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. Those fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director or community advisory director ceases to be a director or community advisory director or the year after the director or community advisory director attains age 70. During the deferral period, the prior plan provides that the Corporation shall accrue to the directors or community advisory directors interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account. No director of the Corporation elected to defer any compensation under the prior plan during 2012. As of December 31, 2012, Ms. Bowman and Mr. Stauffer were the only Chemical Financial directors who were participants in the prior plan.
2012 Director Compensation
The following table sets forth the compensation paid to Chemical Financial directors for services rendered during 2012:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Gary E. Anderson	$30,800	$12,500				$2,463	$45,763
J. Daniel Bernson	44,650	10,000				3,424	58,074
Nancy Bowman	31,150	10,000				1,913	43,063
James A. Currie	4,450					788	5,238
James R. Fitterling	23,600	10,000				2,917	36,517
Thomas T. Huff	46,700	10,000				1,913	58,613
Michael T. Laethem	48,200	10,000				7,015	65,215
James B. Meyer	42,200	10,000				1,101	53,301
Terence F. Moore	55,700	17,500				2,446	75,646
Aloysius J. Oliver	42,950	10,000				1,913	54,863
Grace O. Shearer	39,000	10,000				4,058	53,058
Larry D. Stauffer	52,800	12,500				8,428	73,728
William S. Stavropoulos	6,500					788	7,288
Franklin C. Wheatlake	51,450	12,500				2,091	66,041

(1)
Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including the cash retainer, committee and/or chairmanship fees, lead independent director fee for Mr. Moore, and meeting and community advisory director fees, including any fees voluntarily deferred under the DDSP. Voluntary deferrals of the cash retainer and other fees in 2012 were as follows: $10,000 by Mr. Bernson, $23,600 by Mr. Fitterling, $38,200 by Mr. Laethem, $39,000 by Ms. Shearer, and $52,800 by Mr. Stauffer.

(2)
Represents the grant date fair value computed in accordance with ASC 718. The amounts reported represent one-half of the annual retainer paid to each director in 2012 and deferred and invested in stock units representing shares of Chemical Financial common stock (i.e., the equity retainer). The aggregate number of stock awards earned by each director for services, voluntary contributions made by the director to the DDSP and dividend equivalents credited to each director's DDSP participant account since becoming a director is represented by the number of stock units set forth next to each director's name in the table under the heading “Ownership of Chemical Financial Common Stock by Directors and Executive Officers” and such information is here incorporated by reference.

(3)	Represents dividend equivalents paid in 2012 on stock units in the DDSP. As permitted by SEC regulation, perquisites that in the aggregate total less than $10,000 are not included.

Compensation Committee Report
In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with the Chief Executive Officer of the Corporation. Based on this review and discussion, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation's 2013 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2012.
Respectfully Submitted,

Gary E. Anderson, Chairman
Nancy Bowman	Aloysius J. Oliver
James R. Fitterling	Grace O. Shearer
Thomas T. Huff	Franklin C. Wheatlake
Terence F. Moore
Compensation Committee Interlocks and Insider Participation
During 2012, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Mses. Bowman and Shearer and Messrs. Fitterling, Huff, Moore, Oliver and Wheatlake. Mr. Oliver was President and Chief Executive Officer of the Corporation from January 1997 through December 31, 2001.
Other Matters
Transactions with Related Persons
Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with Chemical Bank in the ordinary course of business during 2012. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect were in default as of the date of this proxy statement. The Audit Committee reviews and approves all transactions between the Corporation and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial's common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2012 through December 31, 2012.
Shareholder Proposals
If you would like a proposal to be presented at the annual meeting of shareholders in 2014 and if you would like your proposal to be considered for inclusion in Chemical Financial's proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical Financial in accordance with Securities and Exchange Commission Rule 14a-8. Chemical Financial must receive your proposal by November 1, 2013 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2014 annual meeting of shareholders must similarly be received by Chemical Financial by November 1, 2013.

Solicitation of Proxies
Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $1,300, to assist in the distribution of these materials. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.
Important Notice Regarding Delivery of Shareholder Documents
As permitted by Securities and Exchange Commission rules, only one copy of this 2013 Proxy Statement and the 2012 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2013 Proxy Statement and the 2012 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989)839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989)839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.
Availability of Information
Chemical Financial's combined 2012 Annual Report to Shareholders and Form 10-K Annual Report, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2013 Notice of Annual Meeting and Proxy Statement are available on the following website, www.edocumentview.com/chfc or through the United States Securities and Exchange Commission's website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Corporation.
By Order of the Board of Directors
David B. Ramaker
Chairman, Chief Executive Officer and President

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

**CHEMICAL**
FINANCIAL CORPORATION®

***IMPORTANT ANNUAL MEETING INFORMATION***

## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 15, 2013.**

### Vote by Internet

- Go to **www.envisionreports.com/CHFC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

**Please do not vote by more than one method. The last vote received will be your official vote. Do not return this proxy if you are voting by the Internet or by telephone.**

## Annual Meeting Proxy

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

**A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.**

1. Election of Directors:

| Nominee | For | Withhold | Nominee | For | Withhold | Nominee | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Gary E. Anderson | ☐ | ☐ | 05 - Thomas T. Huff | ☐ | ☐ | 09 - David B. Ramaker | ☐ | ☐ |
| 02 - J. Daniel Bernson | ☐ | ☐ | 06 - Michael T. Laethem | ☐ | ☐ | 10 - Grace O. Shearer | ☐ | ☐ |
| 03 - Nancy Bowman | ☐ | ☐ | 07 - James B. Meyer | ☐ | ☐ | 11 - Larry D. Stauffer | ☐ | ☐ |
| 04 - James R. Fitterling | ☐ | ☐ | 08 - Terence F. Moore | ☐ | ☐ | 12 - Franklin C. Wheatlake | ☐ | ☐ |

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2013. | ☐ | ☐ | ☐ |
| 3. Advisory approval of executive compensation. | ☐ | ☐ | ☐ |

**B Non-Voting Items**

**Change of Address** — Please print new address below.

**Meeting Attendance**
Mark box to the right if you plan to attend the Annual Meeting. ☐

**C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01KLID

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHEMICAL
FINANCIAL CORPORATION®

## Proxy — Chemical Financial Corporation

### This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting of Shareholders – April 15, 2013

The undersigned hereby appoints Gary E. Anderson, Terence F. Moore and David B. Ramaker, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 15, 2013, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 15, 2013, and at any adjournment of the meeting, on all matters that come before, and on all matters incident to the conduct of, the meeting and any and all adjournments of the meeting.

**If this proxy is properly executed and returned, your shares will be voted as specified. Where a choice is not specified, the proxies will vote the shares represented by this proxy FOR election of all director nominees, FOR Proposals 2 and 3, and in accordance with their discretion on any other matters that may come before or that are incident to the conduct of the meeting, including any vote to adjourn the meeting.**

(Continued and to be signed on the reverse side.)

**PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.**